                                                                     Exhibit 5.1


NASDAQ:  ZMBA


FOR IMMEDIATE RELEASE                         CONTACT:   Jessica Maier
                                                         Snow Communications
                                                         (612) 337-0740
                                                         jmaier@cybersnow.com

                                                         John Montague
                                                         ZAMBA Solutions
                                                         (612) 844-3141 or
                                                         (612) 743-4760
                                                         jmontague@goZAMBA.com


                   ZAMBA SOLUTIONS ACQUIRES FUSION CONSULTING
              Acquisition of Colorado-Based Company Expands ZAMBA's
            Geographical Reach and Enhances Its Delivery Capabilities

MINNEAPOLIS, January 7, 2000 - ZAMBA Corporation (NASDAQ: ZMBA) today announced that it has acquired Fusion Consulting, Inc., a Colorado Springs, Colo.-based consulting firm specializing in front office and contact center customer care solutions. The acquisition positions ZAMBA Solutions, the world's largest consultancy focused on helping businesses identify and implement the best technologies to improve their customer care, to expand its business in the Southwest. It also adds 14 consultants to ZAMBA's growing roster of Customer Care experts.

The deal is valued at approximately $1.3 million and will be accounted for as a pooling of interests.

"This merger is a great fit for both companies, says Paul Edelhertz, ZAMBA's president and CEO. "Fusion shares our exclusive focus on Customer Care, and provides a strong, proven team to enable geographic expansion in the Southwest. Fusion has a strong reputation in our space, and common market vision and culture."

The merger leverages the common partnerships that ZAMBA Solutions and Fusion share with Clarify and Genesys and brings ZAMBA Solutions a new level of expertise in Edify, an industry-leading contact center (IVR) application. Fusion also brings a strong customer base including Silicon Graphics, Inc., OEC Medical, Convergent, and Colorado Springs Utilities.

"Fusion has the skills to manage the implementation of leading Customer Care solutions, and has the satisfied clients to prove it," says Edelhertz. "This acquisition furthers our mission to become THE company businesses look to for solutions that will help them care for their customers - creating a new standard for customer relationships."

Fusion Consulting will be completely integrated within the ZAMBA Solutions brand. The Fusion management team and employees will remain, becoming employees of ZAMBA Solutions.

In a related move to grow its roster of customer care experts, ZAMBA Solutions has also acquired the employees and computers of Trilliance, a Silicon Valley-based consultancy with expertise in Vantive. Vantive is an integrated e-CRM software suite that leverages the Internet to increase sales, marketing, contact center, field service, help desk and web service effectiveness.

ABOUT ZAMBA
ZAMBA Corporation is the world's largest solutions innovator dedicated exclusively to the fast-growing Customer Care market. ZAMBA's highly focused consulting and systems integration expertise includes Customer Care strategy, front-office applications, customer intelligence, contact center management, wireless and mobile computing, performance improvement and support services, with a major emphasis on e-business. ZAMBA Solutions works with leading technology providers, including Clarify, Calico Commerce, Genesys, IET, Primus and others, to provide innovative, integrated technology solutions to its clients. The company has offices in Minneapolis, Boston and the Silicon Valley. Visit ZAMBA Solutions on the Web at http://www.goZAMBA.com.

ABOUT FUSION CONSULTING, INC.
Based in Colorado Spring, Colo., Fusion Consulting is a consulting and systems integration firm with deep expertise in Front-Office package implementation, Computer Telephony Integration (CTI) development, Graphical User Interface (GUI) application design, web-based reporting, network engineering and topology design, database design, implementation and performance tuning, technical training, and custom class development. Fusion has expertise in CRM applications Edify, Aspect, Genesys, Clarify, and Remedy. It is also skilled in developing Oracle, IBM, Sybase, and Microsoft databases. Visit Fusion Consulting on the Web at http://www.fusionc.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the Customer Care marketplace, the ability of our partners to maintain competitive products, our ability to develop skills in implementing Customer Care packages from additional partners, the impact of competition and pricing pressures from actual and potential competition with greater financial resources, our ability to obtain large-scale consulting services agreements, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in the Company's filings with the Securities and Exchange Commission.

When used in this press release, the words "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential," or "continue" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements. ZAMBA Corporation assumes no obligation to update any forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, and/or performance of achievements.

                                       ###